Exhibit 99.1

Myriad Genetics Completes Acquisition of Rules-Based Medicine

SALT LAKE CITY and AUSTIN, Texas, June 1, 2011 (GLOBE NEWSWIRE) — Myriad Genetics, Inc. (Nasdaq:MYGN) today announced that it has completed the previously announced acquisition of Rules-Based Medicine (RBM) for approximately $80 million in cash.

Rules-Based Medicine is a leader in the discovery of novel biomarkers for its pharmaceutical and biotechnology partners utilizing its proprietary multiplex immunoassay technology. RBM’s protein detection platform provides pharmaceutical companies with critical information that can accelerate drug development research and improve clinical trial outcomes. This proprietary platform has also yielded a strong internal pipeline with eight new molecular diagnostic product candidates in development for patients suffering from psychiatric disorders, infectious diseases and inflammatory diseases.

Rules-Based Medicine will operate from its facilities in Austin, Texas, as a wholly-owned subsidiary under the name Myriad RBM, Inc. RBM will perform companion diagnostic discovery and development in collaboration with its pharmaceutical partners in addition to research projects for internal development.

As stated on the Company’s quarterly earnings call held May 3, 2011, Rules-Based Medicine is expected to contribute approximately $2 million to fiscal fourth quarter 2011 revenue.

About Rules-Based Medicine

Rules-Based Medicine’s biomarker testing service provides clinical researchers, physicians and healthcare providers with reproducible, quantitative, multiplexed data for hundreds of proteins to advance drug development and patient care. The Company’s proprietary Multi Analyte Profiling (MAP) technology offers pre-clinical and clinical researchers broad, cost-effective protein analyses in multiple species from a small sample volume. MAP technology also supports RBM’s drive to develop diagnostics that aid in the detection of complex diseases and conditions in areas of unmet medical need such as neuropsychiatry, nephrology, immunology and cardiology. More information about RBM is located at www.rulesbasedmedicine.com.

About Myriad Genetics

Myriad Genetics, Inc. (Nasdaq:MYGN) is a leading molecular diagnostic company dedicated to developing and marketing novel predictive, personalized and prognostic medicine products to assess a person’s risk of developing disease and guide treatment decisions. Myriad’s portfolio of nine molecular diagnostic products are based on an understanding of the role genes play in human disease and were developed with a focus on improving an individual’s decision making process for monitoring and treating disease. With fiscal year 2010 annual revenue of over $360 million and approximately 1,000 employees, Myriad is working on strategic initiatives, including new product introductions, companion diagnostics, and international expansion, to take advantage of significant growth opportunities. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Myriad’s plans for operating RBM following the acquisition and the expected revenue contribution of RBM to the Company’s fiscal fourth quarter 2011 revenue. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over our products; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2010, filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

Myriad, the Myriad logo, BRACAnalysis, COLARIS, COLARIS AP, MELARIS, TheraGuide, PREZEON, OnDose, Prolaris and PANEXIA are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-G, MYGN-F

CONTACT: Rebecca Chambers

Director, Investor Relations and Corporate Communications

(801) 584-1143

rchambers@myriad.com

Source: Myriad Genetics, Inc.

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